UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 3, 2016

EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017
(Address of principal executive offices)

314-594-1900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Compensation

On November 3, 2016, the Nominating and Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Edgewell Personal Care Company (the “Company”) and the Board adopted certain decisions relating to the compensation of the named executive officers of the Company, including David P. Hatfield, Chairman, President and Chief Executive Officer; Sandra J. Sheldon, Chief Financial Officer; Peter J. Conrad, Chief Administrative Officer; Wilbur A. Robertson, Chief Marketing Officer; and David S. VerNooy, Vice President, Global Operations, Research, Development & Engineering (the “NEOs”).

FY 2017 Executive Bonus Plan

At their November 3, 2016 meetings, the Committee and the Board approved an annual cash bonus program for the Company’s 2017 fiscal year (the “Bonus Plan”) for the Company’s executive officers, including the NEOs, under the Company’s shareholder-approved executive officer bonus plan (the “Executive Officer Bonus Plan”).

The Bonus Plan payouts are based on the achievement by the Company during the Company’s fiscal 2017 year (October 1, 2016 through September 30, 2017) of certain levels of performance under three metrics: (i) adjusted net sales year-over-year growth (35% of the bonus target), (ii) adjusted EBITDA (40% of the bonus target) and (iii) net working capital as a percentage of net sales (25% of the bonus target).

Adjusted net sales means net sales (determined in accordance with generally accepted accounting principles (“GAAP”)) as publicly reported by the Company, adjusted to account for certain specified unusual or extraordinary items. In calculating the year-over-year change in adjusted net sales, the point of comparison will be the adjusted net sales of the Company for its 2016 fiscal year.

Adjusted EBITDA means the sum of earnings before income taxes plus interest, depreciation, and amortization, determined in accordance with GAAP as publicly reported by the Company, adjusted to account for certain specified unusual or extraordinary items.

Net working capital as a percentage of net sales means average net working capital divided by net sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings, and expressed as a percentage. Average net working capital means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) inventories, as reported, minus (iii) accounts payable.

The targets for the Bonus Plan were chosen based on fulfilling the Company’s business plan for fiscal 2017. The adjusted net sales measure was chosen to emphasize top line growth; the adjusted EBITDA measure to emphasize profit growth; and the net working capital measure to emphasize balance sheet improvement.

Performance bonuses, if any, for the Company’s executive officers will be paid by the Company in November 2017, subject to the terms of the Bonus Plan, and subject to (a) approval of the Executive Officer Bonus Plan performance metrics by the Company’s shareholders at its next annual meeting; (b) the Committee’s determination that performance objectives were met; and (c) participants remaining employed by the Company on such date.

The Bonus Plan will offer potential payouts to executive officers expressed as a percentage of the individual’s bonus target, which is a percentage of the individual’s base salary. The individual bonus targets for the NEOs were set as follows: Mr. Hatfield - 110%; Ms. Sheldon - 75%; Mr. Conrad - 65%; Mr. Robertson - 55%; and Mr. VerNooy - 60%.

Payouts will range from 35% of bonus target if threshold performance is achieved, to 100% at target performance and a maximum of 200% at stretch performance. Payment is subject to discretionary reduction by the Committee. No payment under any of the performance goals will be made for Company performance below threshold.

Equity Awards

At their November 3, 2016 meetings, the Committee and the Board approved awards of time-based restricted stock equivalents (“RSEs”), performance-based restricted stock equivalents (“PSEs”) and non-qualified stock options (“Options”) under the Company’s Second Amended and Restated 2009 Incentive Stock Plan to certain employees of the Company, including the NEOs. Awards to the NEOs were made in the amounts set forth below.

Name	RSE Grant	PSE Grant	Option Grant
David P. Hatfield	13,387	20,081	50,101
Sandra J. Sheldon	4,641	6,962	17,368
Peter J. Conrad	2,142	3,213	8,017
Wilbur A. Robertson	2,142	3,213	8,017
David S. VerNooy	2,678	4,017	10,021

The Committee and the Board believe that these awards are important to retain key employees and create strong alignment for key employees with shareholder interests going forward. The amount of the awards reflects a variety of factors, including such items as benchmarked data from the Company’s peer group, individual performance, and current dilution rates. The material terms of the awards granted to the NEOs are as follows:
RSEs. As of the date of the award, recipients will be credited with RSEs which, upon vesting, will convert into shares of Company Common Stock which will be issued to the recipients. Vesting of the RSEs for each of the NEOs will occur ratably on each of the first three anniversaries of the date of grant. Dividends, if any, which would have been paid on the underlying shares will be paid in cash after vesting occurs.

PSEs. As of the date of the award, recipients will be credited with PSEs which, upon vesting, will convert into shares of Company Common Stock which will be issued to the recipients. Vesting of the PSEs for each of the NEOs will occur on the date that the Company releases its earnings for the fiscal year ending September 30, 2019, if the performance criteria are met, subject to the Committee’s exercise of negative discretion. The performance goal for the PSE awards is the adjusted earnings per share of the Company for its 2019 fiscal year (the last fiscal year of the three-year performance period). The percentage of the grant vesting will range from 0% to 100% based on performance, with payment subject to discretionary reduction by the Committee. Each NEO will vest in 20% of his or her PSE grant if threshold performance is achieved, 66.7% of his or her PSE grant if target performance is achieved, and up to a maximum of 100% of his or her PSE grant if stretch performance is achieved. Adjusted earnings per share means diluted earnings per share determined in accordance with GAAP as publicly reported by the Company, adjusted to account for certain specified unusual or extraordinary items. Vesting of the PSE awards is subject to (a) the Committee’s determination after the end of the Company’s fiscal year 2019 that the performance objective was met and (b) the terms of the award agreement. Dividends, if any, which would have been paid on the underlying shares will be paid in cash after vesting occurs.

Options. The Options have an exercise price equal to $74.70 per share, which was the closing price of a share of the Company’s Common Stock on the date of grant. One-third of the Options will vest annually on each of the first three anniversaries of the grant date and remain exercisable for a ten-year term.

Unvested awards will vest upon a recipient’s death, disability or a change of control of the Company (as defined), subject to certain conditions and limitations. Subject to certain exceptions, any portion of the awards that are not vested will be forfeited upon: (i) the recipient’s termination of employment (other than as specified above), or (ii) a determination by the Committee that the recipient engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of certain covenants in the award agreement, generally relating to confidentiality, non-solicitation, non-disparagement and non-competition. A pro rata portion of the awards will also vest upon voluntary termination of employment at least one year after the grant date by a recipient who reaches age 55 and has more than ten years of service.

Under the award agreements, each recipient is bound by covenants generally relating to confidentiality, non-solicitation, non-disparagement and non-competition, including following termination of employment (for one year in the case of non-competition and two years in the case of non-solicitation).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
EDGEWELL PERSONAL CARE COMPANY

By:  /s/ Sandra J. Sheldon
Sandra J. Sheldon
Chief Financial Officer

Dated: November 8, 2016